Exhibit 99.1

Ellington Financial LLC Reports First Quarter 2011 Results

OLD GREENWICH, Connecticut—May 9, 2011

Ellington Financial LLC (NYSE: EFC) (the “Company”) today reported financial results for the quarter ended March 31, 2011.

Highlights

•	Net increase in shareholders’ equity resulting from operations (“net income”) for the first quarter was $11.1 million. Basic and diluted earnings per share were $0.66.

•	Book value per share as of March 31, 2011 was $23.80 after payment of a $1.31 fourth quarter dividend on March 15, 2011, as compared to book value per share of $24.47 as of December 31, 2010.

•	Increased commercial mortgage holdings to approximately 5% of non-Agency portfolio.

•	Announced a dividend for the first quarter of 2011 of $0.40 per share payable June 15, 2011, to shareholders of record on June 1, 2011.

First Quarter 2011 Results

Total net income for the first quarter of 2011 was $11.1 million, or $0.66 per diluted share. This compares to $13.2 million, or $0.81 per diluted share for the quarter ended December 31, 2010. The Company’s non-Agency MBS strategy generated consistent quarter-over-quarter income, although in the current period, trading activity in this strategy was a greater net contributor to income relative to the fourth quarter of 2010. Total income from the non-Agency MBS strategy contributed approximately 91% of total non-Agency and Agency MBS income. In the Agency MBS strategy, while results were positive for the quarter, profitability declined from the prior quarter largely as a result of increased costs associated with maintaining short TBA hedges.

The Company prepares its financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, investments are carried at fair value and all valuation changes are recorded in the consolidated statement of operations.

The Company also measures its performance through net-asset-value-based total return. Net-asset-value-based total return measures the change in the Company’s book value per share, and assumes the reinvestment of dividends at book value per share. For the quarter ended March 31, 2011, net-asset-value-based total return was 2.64%. Net-asset-value-based total return from inception of the Company (August 17, 2007) through March 31, 2011 was 59.31%. Over the same period the total return for the FTSE NAREIT Mortgage REITs Index1 was 11.16%

“We are pleased to report another quarter of strong profitability,” said Laurence Penn, Chief Executive Officer and President of the Company. “Within our non-Agency MBS strategy, which represents the primary driver of our earnings, we continue to generate solid performance while at the same time maintaining what we believe to be a conservative approach, with our focus on more seasoned MBS vintages, our extensive use of interest rate and credit hedges, and our relatively low leverage. We believe that this approach, combined with our active trading – which continues to contribute significantly to our performance – is ideally suited to the current investment environment, where considerable uncertainties remain, including the direction of interest rates and future housing prices.”

1 The FTSE NAREIT Mortgage REITs Index includes firms that invest primarily in mortgages or mortgage-backed securities secured by single-family or commercial property. This index information is included to show the general trend in applicable markets in the period and is not intended to imply that the Company or its strategy is similar to the index in composition or element of risk.

The following table summarizes the Company’s operating results for the quarters ended March 31, 2011 and December 31, 2010:

(In Thousands, Except Per Share Information)

	Quarter Ended 3/31/2011	Per Share	% of Average Shareholders’ Equity	Quarter Ended 12/31/2010	Per Share	% of Average Shareholders’ Equity
Non-Agency MBS and Loans:
Interest income	$7,631	$0.45	1.91%	$7,335	$0.45	1.93%
Net realized and change in net unrealized gain (loss)	5,049	0.30	1.26%	2,258	0.14	0.59%
Net interest rate hedges	52	0.01	0.01%	3,370	0.21	0.89%
Net credit derivatives	1,590	0.09	0.40%	1,762	0.11	0.46%
Interest expense	(810)	(0.05)	-0.20%	(713)	(0.04)	-0.19%

Total non-Agency MBS and Loans profit (loss)	13,512	0.80	3.38%	14,012	0.87	3.68%

Agency RMBS:
Interest income	8,205	0.49	2.05%	4,703	0.29	1.24%
Net realized and change in net unrealized gain (loss)	(5,697)	(0.34)	-1.42%	(2,689)	(0.17)	-0.71%
Net interest rate hedges	(628)	(0.04)	-0.16%	2,146	0.13	0.57%
Interest expense	(528)	(0.03)	-0.13%	(390)	(0.02)	-0.10%

Total Agency RMBS profit (loss)	1,352	0.08	0.34%	3,770	0.23	1.00%

Total non-Agency and Agency MBS and Loans profit (loss)	14,864	0.88	3.72%	17,782	1.10	4.68%

Other interest expense, net	(50)	—	-0.01%	(52)	—	-0.01%
Other expenses (excluding incentive fee)	(3,095)	(0.18)	-0.78%	(3,082)	(0.20)	-0.81%

Net increase (decrease) in shareholders’ equity resulting from operations (before incentive fee)	11,719	0.70	2.93%	14,648	0.90	3.86%

Incentive fee	(612)	(0.04)	-0.15%	(1,422)	(0.09)	-0.38%

Net increase (decrease) in shareholders’ equity resulting from operations	$11,107	$0.66	2.78%	$13,226	$0.81	3.48%

Weighted average shares & LTIP units outstanding	16,886			16,240
Average shareholder’s equity (1)	$399,889			$379,643

(1)	Average shareholders’ equity is calculated using month end values.

Portfolio

The following tables summarize the Company’s portfolio holdings as of March 31, 2011 and December 31, 2010:

Bond Portfolio

(In Thousands)

	March 31, 2011					December 31, 2010
	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS(2)	$490,224	$353,845	$72.18	$343,508	$70.07	$477,838	$333,059	$69.70	$319,231	$66.81
Non-Agency CMBS and Commercial Mortgage Loans	21,438	17,758	82.83	18,008	84.00	5,000	1,850	37.00	1,837	36.74

Total Non-Agency MBS and Commercial Mortgage Loans	511,662	371,603	72.63	361,516	70.66	482,838	334,909	69.36	321,068	66.50

Agency RMBS: (3)
Floating	75,419	79,610	105.56	79,084	104.86	76,791	81,093	105.60	80,167	104.40
Fixed	831,531	854,225	102.73	859,126	103.32	746,954	769,895	103.07	773,976	103.62

Total Agency RMBS	906,950	933,835	102.96	938,210	103.45	823,745	850,988	103.31	854,143	103.69

Total Non-Agency and Agency MBS and Commercial Mortgage Loans	$1,418,612	$1,305,438	$92.02	$1,299,726	$91.62	$1,306,583	$1,185,897	$90.76	$1,175,211	$89.95

Agency Interest Only Securities	n/a	$4,298	n/a	$4,290	n/a	n/a	$—	n/a	$—	n/a
Non-Agency Interest Only and Residual Securities	n/a	$837	n/a	$1,305	n/a	n/a	$5,780	n/a	$3,102	n/a
TBAs:
Long	$1,000	$940	$94.00	$941	$94.10	$54,650	$54,390	$99.52	$54,171	$99.12
Short	(680,300)	(702,573)	103.27	(702,227)	103.22	(728,500)	(749,683)	102.91	(750,520)	103.02

Net TBAs	$(679,300)	$(701,633)	$103.29	$(701,286)	$103.24	$(673,850)	$(695,293)	$103.18	$(696,349)	$103.34

Other:
Repurchase Agreements	$40,125	$40,125	$100.00	$40,125	$100.00	$25,684	$25,684	$100.00	$25,684	$100.00
Short Treasury Securities	$(40,000)	$(40,305)	$100.76	$(40,368)	$100.92	$(27,000)	$(25,462)	$94.30	$(25,262)	$93.56

Total Net Investments		$608,760		$603,792			$496,606		$482,386

(1)	As a percentage of current principal.
(2)	Excludes Interest Only and Residual Securities.
(3)	Excludes Interest Only Securities and TBAs.

Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Excluding Interest Only Securities and TBAs, Agency RMBS consist primarily of whole- pool pass through certificates.

The following table summarizes the Company’s MBS average yields and net interest rate spreads:

	Quarter Ended
	March 31, 2011			December 31, 2010
	Average Yield	Average Cost of Funds	Net Interest Rate Spread	Average Yield	Average Cost of Funds	Net Interest Rate Spread
Non-Agency RMBS, CMBS and Commercial Mortgage Loans	8.84%	1.98%	6.86%	10.09%	2.06%	8.03%
Agency RMBS	3.98%	0.31%	3.67%	3.23%	0.31%	2.92%

Weighted Average Total	5.42%	0.64%	4.78%	5.52%	0.69%	4.83%

Average yields are based on interest income and average amortized cost. Average yields, costs of funds, and net interest rate spreads do not take into account the effects of forward-settling transactions (including TBAs) and derivatives, which include interest rate hedges.

At March 31, 2011, the weighted average coupon of our settled MBS portfolios decreased to 3.81% from 3.98% at December 31, 2010.

The Company actively invests in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are “To-Be Announced”. Given that the Company uses TBAs primarily to hedge risks associated with its long Agency RMBS (and to a lesser extent long non-Agency MBS), the Company generally carries a net short TBA position. Additionally, the Company does not generally settle its TBA purchases and sales, nor does it accrue interest income on unsettled positions.

Derivatives Portfolio

(In Thousands)
	March 31, 2011		December 31, 2010
	Notional Value	Fair Value	Notional Value	Fair Value
Net Long Mortgage Related: (1) (2)
CDS on RMBS and CMBS Indices	$6,505	$422	$69,694	$3,230

Total Net Long Mortgage Related Derivatives	6,505	422	69,694	3,230

Net Short Mortgage Related: (1) (3)
CDS on RMBS and CMBS Indices	(157,044)	60,425	(163,455)	75,181
CDS on Individual RMBS and CMBS	(113,154)	90,383	(127,089)	102,851

Total Net Short Mortgage Related Derivatives	(270,198)	150,808	(290,544)	178,032

Net Mortgage Related Derivatives	(263,693)	151,230	(220,850)	181,262

Short CDS on Corporate Bond Indices	(19,700)	(220)	(19,700)	(186)

Interest Rate Derivatives:
Interest Rate Swaps (1)	(163,350)	372	(128,750)	119
Eurodollar Futures (4)	(270)	(571)	(400)	(890)

Total Interest Rate Derivatives		(199)		(771)

Total Derivatives		$150,811		$180,305

(1)

In the table above, CDS transactions involving the same underlying security but with different counterparties are shown on a net basis. Additionally, long and short interest rate swaps are shown net. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of March 31, 2011, derivative assets and derivative liabilities were $160.7 million and $9.9 million, respectively, for a net fair value of $150.8 million, as reflected in “Total Derivatives” above. As of December 31, 2010, derivative assets and derivative liabilities were $201.3 million and $21.0 million, respectively, for a net fair value of $180.3 million, as reflected in “Total Derivatives” above.

(2)	Long mortgage-related derivatives represent transactions where the Company sold credit protection to a counterparty.
(3)	Short mortgage-related derivatives represent transactions where the Company purchased credit protection from a counterparty.
(4)	Notional value represents number of contracts.

During the quarter ended March 31, 2011, the Company decreased its long mortgage-related CDS index contracts, to reflect its view of the relative value of these contracts. The Company’s short positions in RMBS and CMBS indices remained concentrated in RMBS vintage years 2006 and 2007.

The following table summarizes, as of March 31, 2011, the estimated effects on the fair value of our MBS and interest rate derivative holdings, of hypothetical, immediate 50 basis point downward and upward parallel shifts in interest rates.

(In Thousands)	Estimated Change in Fair Value (1)
	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency ARM Pools	$262	$(335)
Agency Fixed Pools and IO	19,190	(26,346)
TBAs	(15,010)	20,884
Non-Agency RMBS, CMBS, and Commercial Mortgage Loans	3,945	(3,750)
Interest Rate Swaps	(4,906)	4,724
Treasury Securities	(1,143)	1,098
Eurodollar Futures	(333)	333
Mortgage-Related Derivatives	(819)	749
Repurchase Agreements and Reverse Repurchase Agreements	(674)	885

	$512	$(1,758)

(1)

Based on market environment as of March 31, 2011. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual fair value of our portfolio that would differ from those presented above, and such differences might be significant and adverse.

Borrowed Funds and Liquidity

By Collateral Type

(In Thousands)	As of March 31, 2011	For the Quarter Ended March 31, 2011		As of December 31, 2010	For the Quarter Ended December 31, 2010
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings for the Quarter Ended	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
Non-Agency RMBS, CMBS, and Commercial Mortgage Loans	$188,031	$163,446	1.98%	$152,797	$138,582	2.06%
Agency RMBS	711,471	676,081	0.31%	624,963	500,211	0.31%

Total	$899,502	$839,527	0.64%	$777,760	$638,793	0.69%

Leverage Ratio (1)	2.29:1			1.93:1

(1)	The leverage ratio does not account for liabilities other than debt financings. The Company’s debt financings consist solely of reverse repurchase agreements (“reverse repos”).

By Remaining Maturity

(In Thousands)

As of March 31, 2011
Remaining Maturity (1)	Outstanding Borrowings	% of Borrowings
30 Days or Less	$305,963	34.0%
31-60 Days	343,896	38.2%
61-90 Days	81,016	9.0%
91-120 Days	12,055	1.4%
121-150 Days	5,691	0.6%
151-180 Days	81,411	9.1%
181-360 Days	69,470	7.7%

	$899,502	100.0%

(1)	Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of March 31, 2011. Some reverse repos have floating interest rates, which may reset before maturity.

The Company’s borrowed funds are in the form of reverse repurchase agreements. The weighted average remaining term on the Company’s reverse repos as of March 31, 2011 and December 31, 2010 were 69 and 52 days, respectively. The increase in the Company’s leverage ratio and the lengthening of the remaining terms under its reverse repos are each reflective of the increasingly favorable environment for financing RMBS assets. The Company’s borrowings outstanding under reverse repos were with eight counterparties as of March 31, 2011. As of March 31, 2011, the Company had liquid assets in the form of cash and cash equivalents in the amount of $41.4 million. In addition, at March 31, 2011, the Company held investments in unencumbered Agency whole pools in the amount of $104.7 million.

Other

The Company’s base management fee and other operating expenses, but excluding interest expense and incentive fees, represent 3.1% and 3.3% on an annualized basis, of average shareholders’ equity for the quarter ended March 31, 2011 and December 31, 2010, respectively.

Dividends (1)

On May 9, 2011 the Company’s Board of Directors declared a first quarter 2011 dividend of $0.40 per share, payable on June 15, 2011 to shareholders of record as of June 1, 2011. The Company’s present intention is to pay quarterly and special dividends so that at least approximately 100% of the Company’s net income each calendar year has been distributed prior to April of the subsequent calendar year, subject to potential adjustments for changes in common shares outstanding. The first quarter 2011 dividend of $0.40 per common share reflects a level that management currently believes is conservative relative to the Company’s long-term earnings prospects. After taking into account this dividend, approximately $4.3 million of net income for the first quarter of 2011 remains undistributed. Management expects to continue to recommend dividends of $0.40 per common share each quarter together with any potential special dividends to be declared following the end of each fiscal year as may be necessary to meet the Company’s targeted 100% payout ratio. Periodically, management may adjust its quarterly dividend recommendation based on the Company’s actual earnings, management’s assessment of the Company’s long-term earnings prospects, and other factors. The declaration and amount of future dividends remain in the discretion of the Board of Directors.

(1) For U.S. federal income tax purposes, the first quarter 2011 dividend will be treated as a partnership distribution. Based on information currently available, the Company estimates that, when calculating U.S. federal withholding taxes, the entire amount of this dividend will be treated as portfolio interest income (as described in Section 871(h) of the Internal Revenue Code). As a result, no portion of this dividend should be considered attributable to income that is subject to U.S. federal withholding tax, including U.S. source dividend income or income effectively connected with a U.S. trade or business. Notwithstanding the foregoing, some portion of future dividends may be considered attributable to U.S. source dividend income, interest income that is not “portfolio interest,” or income effectively connected with a U.S. trade or business, and therefore may be subject to U.S. federal withholding taxes.

The Company does not provide advice on tax matters to its shareholders or to broker/nominees who hold the Company’s shares on behalf of their customers. The information above is provided for information purposes only, is subject to change as more definitive information is obtained by the Company, and does not constitute tax advice. Non-U.S. holders of the Company’s common shares and broker/nominees who hold shares on behalf of such holders are strongly urged to consult with their own tax advisors with regard to the U.S. federal income tax consequences of the dividends paid by the Company. This information is not intended to, and cannot, be used by any taxpayer to avoid penalties that may be imposed under U.S. federal income tax law.

About Ellington Financial LLC

Ellington Financial LLC is a specialty finance company that acquires and manages mortgage-related assets, including residential mortgage-backed securities backed by prime jumbo, Alt-A and subprime residential mortgage loans, residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored entity, mortgage-related derivatives, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, as well as corporate debt and equity securities and derivatives. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group LLC.

Conference Call

The Company will host a conference call at 10:00 a.m. Eastern Time on Tuesday, May 10, 2011, to discuss its financial results for the quarter ended March 31, 2011. To participate in the event by telephone, please dial (888) 549-7880 at least 10 minutes prior to the start time and reference the conference passcode 4436763. International callers should dial (480) 629-9867 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the For Our Shareholders section of the Company’s web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.

A dial-in replay of the conference call will be available on Tuesday, May 10, 2011, at approximately 1 p.m. Eastern Time through Monday, May 16, 2011 at approximately 12 p.m. Eastern Time. To access this replay, please dial (800) 406-7325 and enter the conference ID number 4436763. International callers should dial (303) 590-3030 and enter the same conference ID number. A replay of the conference call will also be archived on the Company’s web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “may,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management’s beliefs regarding the current investment environment and the Company’s ability to implement its investment strategies, estimated effects on the fair value of the Company’s MBS and interest rate derivative holdings of a hypothetical change in interest rates, and statements regarding the Company’s intended dividend policy. The Company’s results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company’s control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company’s securities, changes in mortgage default rates and prepayment rates, the Company’s ability to borrow to finance its assets, changes in government regulations affecting the Company’s business, the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of our Annual Report on Form 10-K filed on March 16, 2011, which can be accessed through the Company’s website at www.ellingtonfinancial.com or at the SEC’s website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:	Media Contact:
Neha Mathur	Shawn Pattison or Dana Gorman
Vice President	The Abernathy MacGregor Group, for
Ellington Financial LLC	Ellington Financial LLC
(203) 409–3575	(212) 371–5999

ELLINGTON FINANCIAL LLC

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

In Thousands, Except Per Share Data

	Quarter Ended	Quarter Ended
	March 31, 2011	December 31, 2010
Investment income
Interest income	$15,849	$12,053

Expenses
Base management fee	1,481	1,525
Incentive fee	612	1,422
Interest expense	1,543	1,225
Other operating expenses	1,615	1,557

Total expenses	5,251	5,729

Net investment income	10,598	6,324

Net realized gain (loss) on:
Investments	8,236	14,052
Swaps	3,739	2,409
Futures	(371)	(2,082)

	11,604	14,379

Change in net unrealized gain (loss) on:
Investments	(9,251)	(11,631)
Swaps	(2,163)	2,044
Futures	319	2,110

	(11,095)	(7,477)

Net realized and unrealized gain (loss) on investments and financial derivatives	509	6,902

Net increase (decrease) in shareholders’ equity resulting from operations	$11,107	$13,226

Net increase (decrease) in shareholders’ equity resulting from operations per share:
Basic and diluted	$0.66	$0.81

ELLINGTON FINANCIAL LLC

CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY (UNAUDITED)

In Thousands, Except Share Data

	As of
	March 31, 2011	December 31, 2010 (1)
ASSETS
Cash and cash equivalents	$41,440	$35,791

Investments, financial derivatives and repurchase agreements:
Investments at value (Cost - $1,306,262 and $1,232,484)	1,311,513	1,246,067
Financial derivatives - assets (Cost - $169,861 and $208,958)	160,668	201,335
Repurchase agreements (Cost - $40,125 and $25,684)	40,125	25,684

Total Investments, financial derivatives and repurchase agreements	1,512,306	1,473,086
Deposits with dealers held as collateral	21,871	20,394
Receivable for securities sold	957,821	799,142
Interest and principal receivable	5,459	5,909
Prepaid insurance	489	—

Total assets	$2,539,386	$2,334,322

LIABILITIES
Investments and financial derivatives:
Investments sold short at value (Proceeds - $742,595 and $775,782)	$742,878	$775,145
Financial derivatives - liabilities (Net Proceeds - $6,270 and $17,718)	9,856	21,030

Total investments and financial derivatives	752,734	796,175
Reverse repurchase agreements	899,502	777,760
Due to brokers - margin accounts	134,588	166,409
Payable for securities purchased	350,788	184,013
Accounts payable and accrued expenses	2,922	2,485
Accrued base management fee	3,006	1,525
Accrued incentive fees	1,892	1,422
Interest and dividends payable	1,121	861

Total liabilities	2,146,553	1,930,650

SHAREHOLDERS’ EQUITY	392,833	403,672

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,539,386	$2,334,322

ANALYSIS OF SHAREHOLDERS’ EQUITY:
Common shares, no par value, 100,000,000 shares authorized; (16,504,742 and 16,498,342 shares issued and outstanding)	$384,042	$394,918
Additional paid-in capital - LTIP units	8,791	8,754

Total Shareholders’ Equity	$392,833	$403,672

PER SHARE INFORMATION:
Common shares, no par value	$23.80	$24.47

DILUTED PER SHARE INFORMATION:
Common shares and LTIPs outstanding, no par value	$23.26	$23.91

(1)	Derived from audited financial statements as of December 31, 2010.